Exhibit 23.1

[Letterhead of Dixon Hughes Goodman LLP
Certified Public Accountants and Advisors]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

New Century Bancorp, Inc.

Dunn, North Carolina

We consent to the use of our report dated March 28, 2013, with respect to the consolidated financial statements of New Century Bancorp, Inc. and Subsidiary as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

January 15, 2014